                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            LUMEN TECHNOLOGIES, INC.
                                       AT

                              $7.75 NET PER SHARE
                                       BY

                            LIGHTHOUSE WESTON CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                                   EG&G, INC.

                        THE OFFER AND WITHDRAWAL RIGHTS
               WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
          ON TUESDAY, NOVEMBER 24, 1998, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF LUMEN TECHNOLOGIES, INC. (THE "COMPANY") WHICH CONSTITUTES AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY-DILUTED BASIS (AS DEFINED HEREIN) AND (2) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER REFERRED TO HEREIN ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED AND FOUND ADVISABLE THE MERGER AGREEMENT REFERRED TO HEREIN, THE OFFER AND THE MERGER AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein), should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by the Instructions to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually signed facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 3, an Agent's Message (as defined herein), and any other required documents to the Depositary (as defined herein), and either deliver the certificates representing such Shares to the Depositary along with the Letter of Transmittal (or a manually signed facsimile) or deliver such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply in a timely manner with the procedures for book-entry transfer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
October 27, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
THE TENDER OFFER............................................    3
 1.  Terms of the Offer; Expiration Date....................    3
 2.  Acceptance for Payment and Payment for Shares..........    4
 3.  Procedures for Accepting the Offer and Tendering
     Shares.................................................    6
 4.  Withdrawal Rights......................................    8
 5.  Certain Federal Income Tax Consequences................    9
 6.  Price Range of the Shares; Dividends...................   10
 7.  Certain Information Concerning the Company.............   10
 8.  Certain Information Concerning the Parent and the
     Purchaser..............................................   13
 9.  Source and Amount of Funds.............................   15
10.  Background of the Offer; Contacts with the Company.....   16
11.  Purpose of the Offer; The Merger Agreement; The
     Stockholders' Agreement; Plans for the Company After
     the Merger; SEC Regulations; Appraisal Rights..........   18
12.  Certain Effects of the Offer on the Market for Shares;
     NYSE Listing; Exchange Act Registration; Margin
     Regulations............................................   30
13.  Certain Conditions of the Offer........................   31
14.  Certain Legal Matters; Regulatory Approvals............   33
15.  Dividends and Distributions............................   35
16.  Fees and Expenses......................................   35
17.  Miscellaneous..........................................   36

SCHEDULE I Members of the Boards of Directors and Executive Officers of the Parent and the Purchaser

To the Holders of Common Stock of
       LUMEN TECHNOLOGIES, INC.:

                                  INTRODUCTION

     Lighthouse Weston Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of EG&G, Inc., a Massachusetts corporation (the "Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Lumen Technologies, Inc., a Delaware corporation (the "Company"), at a purchase price of $7.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 21, 1998 (the "Merger Agreement"), by and among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer, and further provides that, following the consummation of the Offer and the satisfaction of the other conditions set forth in the Merger Agreement (but in no event prior to January 11, 1999, unless so requested by the Parent) and in accordance with the relevant provisions of the Delaware General Corporation Law (the "Delaware Law"), the Purchaser will be merged with and into the Company (the "Merger"), the Company will be the surviving corporation (the "Surviving Corporation") and the Surviving Corporation will be a wholly owned subsidiary of the Parent. Upon the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held by the Parent, the Purchaser or the Company or any direct or indirect subsidiary of the Parent, the Purchaser or the Company, and Shares held by stockholders, if any, who are entitled to and perfect their appraisal rights under Section 262 of the Delaware Law) will be cancelled and converted into the right to receive $7.75 per Share in cash, or any higher price that may be paid per Share in the Offer, without interest thereon (the "Merger Consideration").

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED AND FOUND ADVISABLE THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY-DILUTED BASIS, AS DEFINED HEREIN (THE "MINIMUM CONDITION") AND (2) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 13.

     The Company has advised the Purchaser that Raymond James & Associates, Inc., external investment banker to the Company (the "Company Investment Banker"), has delivered to the Company's Board of Directors its written opinion dated October 21, 1998, that on the basis of and subject to the matters set forth therein, the cash consideration per Share to be received by the holders of Shares (other than the Parent and its affiliates) in exchange for Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to the Company and its stockholders (the "Fairness Opinion"). The Company has delivered to the Purchaser a copy of the Fairness Opinion, together with the Company Investment Banker's written consent to the inclusion of or reference to the Fairness Opinion in the Tender Offer Statement on Schedule 14D-1 ("Schedule 14D-1") filed by the Purchaser and the Parent with the Securities and Exchange Commission (the "Commission" or the "SEC") in connection with the Offer (including this Offer to Purchase, the Letter of Transmittal and the other exhibits to the Schedule 14D-1), the Schedule 14D-9 filed by the Company with the Commission in connection with the Offer and any proxy or information statement (the "Proxy Statement") that may be delivered to the stockholders of the Company in connection with any vote of stockholders required with respect to the Merger.

     The Company has filed with the Commission the Schedule 14D-9, which is being mailed to stockholders of the Company concurrently herewith.

     The Company has advised the Purchaser that, as of October 21, 1998, there were (i) 20,209,606 Shares issued and outstanding (net of 501,000 treasury Shares), (ii) 3,613,325 Shares reserved for issuance pursuant to options outstanding under the Company's option plans, (iii) 1,252,835 Shares reserved for issuance upon conversion, at the conversion price of $9.89 per share, of the outstanding principal under the Company's 8% Convertible Notes due 2002 (the "Convertible Notes") and (iv) no other Shares reserved for issuance for any purpose. For purposes of calculating the Minimum Condition, the term "fully diluted basis" includes Shares reserved for issuance pursuant to options outstanding under the Company's option plans (except to the extent such Shares would, following exercise, be subject to the Stockholders' Agreement (described below)), but excludes Shares reserved for issuance with respect to the Convertible Notes. See Section 13. Based upon 22,070,593 Shares outstanding on a fully-diluted basis as of October 21, 1998, 11,035,297 Shares must be tendered in order to satisfy the Minimum Condition.

     The Parent and the Purchaser have entered into a Stockholders' Agreement with certain officers and directors of the Company (the "Management Stockholders"), with respect to 993,684 Shares outstanding as of the date of the Merger Agreement and beneficially owned by the Management Stockholders and an additional 1,752,338 Shares subject to options held by the Management Stockholders. The Shares subject to the Stockholders' Agreement represent between 4.5% (assuming the Management Stockholders do not exercise any of their options) and 11.5% (assuming the Management Stockholders exercise all of their options) of the Fully Diluted Shares (as defined herein). Pursuant to the Stockholders' Agreement, the Management Stockholders have agreed to tender all their outstanding Shares pursuant to the Offer, to vote all their outstanding Shares in favor of the Merger and not to transfer such Shares without the Parent's consent and have granted the Purchaser a proxy to vote such Shares in favor of the Merger.

     The Company has represented to the Parent and the Purchaser that, in addition to the obligations of the Management Stockholders pursuant to the Stockholders' Agreement, each member of the Company's Board of Directors and each executive officer of the Company has advised the Company that his current intention is to tender all Shares, if any, beneficially owned by him pursuant to the Offer, other than those individuals, if any, for whom the tender of such Shares (the "Section 16 Shares") would cause them to incur liability under the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As to the Section 16 Shares, if any, the Company has represented to the Parent and the Purchaser that each such director and executive officer has advised the Company that it is his current intention to vote such Shares in favor of the Merger.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote or consent of the stockholders of the Company, if required by the Delaware Law. Under the Delaware Law, if the Purchaser acquires at least a majority of the outstanding Shares, the Purchaser would have sufficient voting power to approve and adopt the Merger Agreement, and consummate the Merger without the vote or consent of any other stockholder. In addition, under the Delaware Law, if the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser would have the power to approve and adopt the Merger Agreement, and consummate the Merger, without a vote of the Company's stockholders. In either event, the Purchaser intends to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the consummation of the Offer (but in no event prior to January 11, 1999, unless so requested by the Parent). THE PURCHASER IS NOT SOLICITING STOCKHOLDER PROXIES, AND THIS OFFER DOES NOT CONSTITUTE SUCH A SOLICITATION. ANY SOLICITATION BY THE PURCHASER OR THE COMPANY OF PROXIES OR CONSENTS FROM THE COMPANY'S STOCKHOLDERS WILL NOT COMMENCE UNTIL, IF REQUIRED UNDER THE COMMISSION'S PROXY RULES, PROXY MATERIALS ARE FILED WITH THE COMMISSION AND FURNISHED TO STOCKHOLDERS.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase by the Purchaser of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of BankBoston, N.A., which is acting as the Depository (the "Depositary"), and Kissel-Blake, which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not properly withdrawn as provided in Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, November 24, 1998, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Subject to the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, and regardless of whether or not any of the events set forth in Section 13 of this Offer to Purchase shall have occurred, to extend the period during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Purchaser will exercise its right to extend the Offer (other than as may be required by law). During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See Section 4.

     Subject to the applicable rules and regulations of the Commission, the Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to (i) delay acceptance for payment of or, regardless of whether the Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approvals specified in Section 14, (ii) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 13 has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 13, and (iii) waive any condition or amend the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the consent of the Company, the Purchaser shall not amend or waive the Minimum Condition, reduce the maximum number of Shares to be purchased, reduce the price to be paid per Share pursuant to the Offer, change the form of consideration to be paid in the Offer, impose conditions to the Offer in addition to those set forth in Section 13, or amend any other material term of the Offer in a manner adverse to the holders of the Shares. The Merger Agreement further provides that, notwithstanding the foregoing, the Purchaser may, in its sole discretion, (A) extend the Offer if at the scheduled or any extended expiration date of the Offer any of the conditions set forth in Section 13 (including the Minimum Condition) shall not be satisfied or waived, until such time as such conditions are satisfied or waived, and (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer; provided, however, that, without the Company's written consent, the Purchaser may not extend the expiration date of the Offer to a date later than 11:59 p.m. on December 31, 1998. The Purchaser acknowledges (x) that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (y) that the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in
Section 13 without extending the period during which the Offer is open.

     If the Minimum Condition or any other condition specified in Section 13 is not fulfilled by the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered, return all tendered Shares to tendering stockholders and terminate the Offer,
(ii) subject to the terms and conditions of the Merger Agreement, extend the Offer and retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms and conditions of the Offer (including any rights of stockholders to withdraw their Shares), or (iii) subject to the terms and conditions of the Merger Agreement, waive or reduce the condition and, subject to complying with applicable rules and regulations of the Commission, accept for payment and purchase all Shares validly tendered.

     Any extension, termination, or amendment of the Offer will be followed by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If, in accordance with the terms and conditions of the Merger Agreement, the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price, a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought, increases the consideration offered pursuant to the Offer or adds a dealer's soliciting fee, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant material will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn (including Shares validly tendered and not withdrawn during any extension of the Offer, if the Offer is extended, subject to the terms and conditions of such extension), promptly after the later of (i) the Expiration Date and (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the Purchaser's purchase of Shares pursuant to the Offer. In addition, subject to complying with Rule 14e-1 under the Exchange Act, the Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), to delay the acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any other applicable law.

     On October 22, 1998, the Parent filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on November 6, 1998. However, prior to the expiration or termination of the waiting period, the FTC or the Antitrust Division may extend the waiting period applicable to the Offer by requesting additional information from the Parent. If such a request is made, the waiting period applicable to the Offer will expire on the tenth calendar day after the date of substantial compliance by the Parent with such request. Thereafter, the waiting period may only be extended by court order or with the agreement of the Parent. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. The Parent has requested early termination of the waiting period applicable to the Offer, although there can be no assurance that this request will be granted. See Section 14 for additional information regarding the HSR Act.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing Shares ("Share Certificates") or timely confirmation of a book-entry transfer of such Shares ("Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting such payment to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payment to validly tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and such tendering stockholders must thereafter look solely to the Depositary for payment of the amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing Shares not purchased or not tendered will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures for book-entry transfer set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

     If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share, the Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares have been tendered or purchased prior to such increase in consideration.

     Subject to the terms and conditions of the Merger Agreement, the Parent and the Purchaser reserve the right to transfer or assign, in whole or in part from time to time, to one or more of their affiliates, the right to purchase the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Parent or the Purchaser of their respective obligations under the Offer, nor will any such transfer or assignment in any way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     General. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation must be received by the Depositary), in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

     No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased. All tendering stockholders, by execution of the Letter of Transmittal (or facsimile thereof) waive any right to receive any notice of the acceptance of their Shares for payment.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE SOLE OPTION AND RISK OF EACH TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other documents required by the Letter of Transmittal, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date in order for such Shares to be validly tendered pursuant to the Offer, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a commercial bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the Stock Exchanges' Medallion Program or the New York Stock Exchange, Inc. ("NYSE") Medallion Signature Program (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates for unpurchased Shares are to be returned, to a person other than the registered holder(s), then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers signed exactly as the name(s) of the registered holder(s) appear on the Share Certificates with the signature(s) on such Share Certificates or stock powers guaranteed by an

Eligible Institution as provided above and in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all of the required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (a) such tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (c) the Share Certificates (or a Book-Entry Confirmation) for all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or in the case of a book-entry transfer, an Agent's Message and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates therefor (or Book-Entry Confirmation of the transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received by the Depositary.

     Backup Federal Income Tax Withholding. Under the U.S. federal income tax laws, the Depositary may, under certain circumstances, be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. To prevent such backup federal income tax withholding with respect to payments made to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably constitutes and appoints designees of the Purchaser as the stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution with respect to any Shares tendered thereby (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after October 21,
1998). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment and deposits the purchase price therefor with the Depositary. Upon such deposit, all prior powers of attorney and proxies given by such stockholder at any time with respect to such Shares (and other Shares and securities issued or issuable in respect of such Shares on or after October 21, 1998) will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor any subsequent written consents executed by such stockholder (and, if given or executed, will not be deemed effective). Upon such deposit by the Purchaser, the designees of the Purchaser will, with respect to such Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including, without limitation, voting at any meeting of stockholders or by written consent in lieu of any such meeting.

     Determination of Validity. All questions as to the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders of any particular Shares determined by it not to be in appropriate form or the acceptance of or payment for which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer (subject to the terms and conditions of the Merger Agreement) or any defect or irregularities in the tender of any particular Shares, whether or not similar defects or irregularities are waived in the case of any other Shares. The Purchaser's interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Parent, the Purchaser, any of their respective affiliates or assigns, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     THE PURCHASER'S ACCEPTANCE FOR PAYMENT OF SHARES TENDERED PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN THE TENDERING STOCKHOLDER AND THE PURCHASER UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

4.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after December 25, 1998.

     If the Purchaser extends the Offer, is delayed in, or delays, its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares for any reason, then, without prejudice to the Purchaser's other rights under the Offer, tendered Shares may nevertheless be retained by the Depositary, on behalf of the Purchaser, and may not be withdrawn except to the extent tendering stockholders are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

     In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the tendering stockholder must also submit the serial numbers shown on such Share Certificates to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, as set forth in Section 3, any notice of withdrawal must specify the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the procedure of the Book-Entry Transfer Facility.

     Withdrawals may not be revoked and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Parent, the Purchaser, any of their respective affiliates or assigns, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to the holders of Shares. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable treasury regulations thereunder, judicial decisions and current administrative rulings. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their personal investment circumstances or to taxpayers subject to special treatment under the Code (for example, dealers in securities, financial institutions, insurance companies, foreign corporations, individuals who are not citizens or residents of the United States and holders whose Shares were acquired pursuant to the exercise of employee stock options or in other compensatory transactions) and does not address any aspect of state, local, foreign or other taxation.

     For federal income tax purposes, a tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer (or pursuant to the Merger) and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer (or cancelled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or cancelled pursuant to the Merger).

     If Shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder's holding period for the Shares exceeds one year. Long-term capital gains recognized by an individual stockholder will generally be taxed at a maximum federal marginal tax rate of 20%, and long-term capital gains recognized by a corporate stockholder will be taxed at a maximum federal marginal tax rate of 35%.

     A stockholder (other than corporations and certain foreign individuals) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides the stockholder's social security or other taxpayer identification number ("TIN") and certifies that such number is correct or properly certifies that the stockholder is awaiting a TIN and certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish the stockholder's correct TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service. Each stockholder should complete and sign the substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Any amount withheld from a payment to a stockholder is allowable as a credit against such stockholder's federal income tax liability, provided that the required information is provided to the Internal Revenue Service.

     EACH HOLDER OF SHARES IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS

     The Shares are listed and traded on the NYSE under the symbol "LNM". Until March 12, 1998, the Company's Common Stock was listed under the symbol "EYE". The following table sets forth the high and low sales prices per Share on the NYSE, as reported in publicly available sources for each of the periods indicated.

                                                                HIGH        LOW
                                                              --------    --------
Year Ended December 31, 1996:

  Second Quarter (May 3, 1996 through June 30, 1996)........  $7.75(1)    $4.00(1)
  Third Quarter.............................................  $5.75       $3.63
  Fourth Quarter............................................  $5.25       $4.00

Year Ended December 31, 1997:

  First Quarter.............................................  $6.13       $4.94
  Second Quarter............................................  $5.38       $4.25
  Third Quarter.............................................  $4.63       $4.25
  Fourth Quarter............................................  $5.13       $4.25

Year Ending December 31, 1998:

  First Quarter.............................................  $9.25       $5.75
  Second Quarter............................................  $9.625      $7.75
  Third Quarter.............................................  $8.875      $4.875
  Fourth Quarter (through October 26, 1998).................  $7.50       $3.875

---------------
(1) The Company's common stock commenced trading publicly on May 3, 1996.

     The Company has advised the Purchaser that, as of October 23, 1998, there were 509 holders of record of the Shares and in excess of 5,000 beneficial owners of the Shares.

     On October 21, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement and of the Purchaser's intention to commence the Offer, the closing sale price per Share, as reported on the NYSE, was $6.00. On October 26, 1998, the last full trading day prior to the commencement of the Offer, the closing sale price per Share, as reported on the NYSE, was $7.50.

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     The Company has advised the Purchaser that the Company has never declared or paid any cash dividends in respect of the Shares, and has agreed in the Merger Agreement that prior to the Merger it will not declare, set aside for payment or pay any dividends. On March 11, 1998, in connection with the Company's spin-off of its subsidiary, Bolle, Inc. ("Bolle"), the Company's stockholders received one share of Bolle common stock for every three shares of the Company's Common Stock held by such stockholder at the time of the spin-off.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY

     Except as otherwise set forth herein, the information concerning the Company set forth in this Section 7 and elsewhere in this Offer to Purchase has been furnished by the Company or has been taken from, or is based upon, publicly available documents on file with the Commission and other public sources. Stockholders are urged to review the publicly available information concerning the Company before acting on the Offer. Although neither the Parent nor the Purchaser has any knowledge of any facts that would indicate that any statements contained herein which are based on such documents are untrue, neither the Parent nor the Purchaser takes any responsibility for the accuracy or completeness of the information concerning the

Company furnished by the Company or contained in such documents or herein or for any failure by the Company to disclose events which may have occurred and which may have affected or may affect the significance or accuracy of any such information but that are unknown to the Parent or the Purchaser.

     General. The Company, a Delaware corporation, is a developer, manufacturer and marketer of specialty light sources and related products for markets requiring advanced optical technologies. The Company's products are used in a variety of applications, including high-intensity illumination systems and mini-systems that incorporate lamps, optics and electronic systems. The Company's products are found in the medical, industrial, aerospace, scientific, entertainment, semiconductor and military industries. The Company was the surviving corporation of the March 1998 merger of the BEC Group, Inc. and ILC Technology Inc. ("ILC"). The Company operates through two primary divisions: ORC Technologies and ILC Technology. The principal executive offices of the Company are located at 555 Theodore Fremd Avenue, Rye, New York 10580.

     The Company is subject to the disclosure requirements of the Exchange Act and in accordance therewith is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. In addition, the Company has filed a statement on
Schedule 14D-9 regarding its recommendation to the Company's stockholders with respect to the Offer. Such reports, proxy statements, Schedule 14D-9 and other information are available for inspection at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection at the regional offices of the Commission located at Seven World Trade Center, 13th floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an internet site (http://www.sec.gov) that contains reports, proxy statements and other information, including the Schedule 14D-9, regarding the Company. In addition, certain material filed by the Company may also be available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, 10005.

     Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited consolidated financial statements contained in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1997, and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 1998 (collectively, the "Company Reports"). All share and per share information has been restated to give effect to reverse stock splits effected May 3, 1996 and March 11, 1998. More comprehensive financial information is included in the Company Reports and in other documents filed by the Company with the Commission from time to time (which may be inspected or obtained in the manner set forth above), and the following financial information is qualified in its entirety by reference to the Company Reports and other documents and all of the financial information (including any related notes) contained therein or incorporated therein by reference.

                            LUMEN TECHNOLOGIES, INC.

                 SELECTED CONSOLIDATED FINANCIAL INFORMATION(1)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        YEARS ENDED         SIX MONTHS ENDED
                                                       DECEMBER 31,             JUNE 30,
                                                    -------------------    -------------------
                                                      1997       1996        1998       1997
                                                    --------    -------    --------    -------
STATEMENT OF OPERATIONS INFORMATION:
  Net sales.......................................  $ 48,128    $42,574    $ 68,929    $23,164
  Cost of sales...................................    30,603     25,676      47,677     14,855
                                                    --------    -------    --------    -------
     Gross profit.................................    17,525     16,898      23,308      8,978
  Selling, general and administrative expenses....    10,905     10,020      15,061      5,056
  Special charges and spinoff expenses............     9,571         --      16,704         --
  Interest expense................................     3,458      2,942       2,604      1,705
  Other expense (income)..........................    (1,102)    (1,378)         86       (740)
                                                    --------    -------    --------    -------
     Income (loss) from continuing operations
       before income taxes........................    (5,307)     5,314     (11,147)     2,957
  Provision for (benefit from) income taxes.......    (1,656)     1,870         463        926
  Minority interests..............................        --         --         115         --
                                                    --------    -------    --------    -------
  Income (loss) from continuing operations........    (3,651)     3,444     (11,725)     2,031
  Income (loss) from discontinued operations(2)...    (1,282)    79,312        (685)        18
                                                    --------    -------    --------    -------
  Net income (loss)...............................  $ (4,933)   $82,756    $(12,411)   $ 2,049
                                                    ========    =======    ========    =======
PER SHARE INFORMATION:
  Basic earnings (loss) per share:
     From continuing operations...................  $  (0.44)   $  0.40    $  (0.73)   $  0.23
     From discontinued operations.................     (0.15)      9.29       (0.04)        --
                                                    --------    -------    --------    -------
                                                    $  (0.59)   $  9.69    $  (0.77)   $  0.23
                                                    ========    =======    ========    =======
  Diluted earnings (loss) per share:
     From continuing operations...................  $  (0.44)   $  0.40    $  (0.73)   $  0.23
     From discontinued operations.................     (0.15)      9.22       (0.04)        --
                                                    --------    -------    --------    -------
                                                    $  (0.59)   $  9.62    $  (0.77)   $  0.23
                                                    ========    =======    ========    =======
BALANCE SHEET INFORMATION:
  Working capital.................................  $ 34,337    $ 2,385    $  2,534    $ 3,982
  Total assets....................................   119,689     75,071     150,854     79,255
  Long-term debt..................................    31,349      3,597       8,404      3,482
  Convertible subordinated debt...................    23,742     21,922      14,944     22,941
  Other long term liabilities.....................     8,307     10,754       7,570      9,656
  Mandatorily redeemable preferred stock..........     9,294         --          --         --
  Stockholders' equity............................  $  3,163    $ 7,604    $ 31,882    $ 9,802

---------------
(1) Reflects the actual historical financial results of the Company for the indicated periods. These financial results should be read in conjunction with the Company's financial statements and related notes set forth in the Company Reports. The Company acquired ILC on March 12, 1998. The acquisition was accounted for as a purchase in accordance with APB No. 16 and accordingly, the results of operations of ILC are included in the Company's financial results from March 12, 1998. Additionally, as of January 1, 1998, the Company increased its effective common stock ownership of Voltarc Technologies Inc. ("Voltarc") to 50%. Accordingly, the Company has consolidated the results of operations and balance sheet of Voltarc from that date. The Voltarc investment was previously accounted for on the equity method.

(2) Discontinued operations reflect the results of (a) Bolle, which was spunoff to the Company's stockholders on March 11, 1998, (b) the subsidiaries of the Company comprising the Company's Foster Grant Group, which was sold by the Company on December 12, 1996, and (c) the Omega Group, the wholesale optical laboratory business of the Company's predecessor, and Orcolite, the lens manufacturing business of the Company's predecessor, which were sold by the Company on May 3, 1996.

     On October 26, 1998, the Company issued a press release summarizing the Company's financial results for the third quarter and the nine months ended September 30, 1998. In the press release, the Company reported:

          (i) for the third quarter ended September 30, 1998, net sales of $37.0 million, compared to 1997 net sales of $12.1 million; operating profit of $3.5 million, compared to 1997 operating profit of $1.0 million; and net income from continuing operations of $2.3 million, or $0.11 per share, compared to $0.7 million, or $0.08 per share, in 1997; and

          (ii) for the nine months ended September 30, 1998, net sales of $105.9 million, compared to 1997 net sales of $35.2 million; and net loss of $10.1 million, or $(0.57) per share, compared to net income of $3.1 million, or $0.35 per share, in 1997.

     The Company also noted in the press release that period to period results were not comparable due to transactions undertaken by Lumen during 1998 and that the results for the nine months ended September 30, 1998 reflected nonrecurring, non-cash charges of $16.7 million related to the merger and spin-off recorded in the first quarter of 1998.

     During the course of discussions between the Parent and the Company that led to the execution of the Merger Agreement (see Section 10), the Parent had access to certain non-public business and financial information about the Company. As part of this information, the Parent had access to a statement of operations for 1998, 1999 and 2000, which, for periods after 1998, was based on a numerical extrapolation of the Company's pro forma results for 1997. The Company has advised the Parent that such extrapolated statement of operations, which indicated net sales for 1998 and 1999 of $153.5 million and $175.4 million, respectively, net income for 1998 and 1999 of $7.7 million and $11.6 million, respectively, and further increases in net sales and net income for 2000, was based, for periods after 1998, on a numerical extrapolation of the Company's pro forma results for 1997 and was not based on any detailed forecast of the Company for such future periods, or on any consideration of trends, changes in market conditions, or any other relevant factors.

     The Company has advised the Parent that the Company does not as a matter of course make public any forecasts or projections as to future performance or earnings, and the information set forth in the preceding paragraph is included in the Offer to Purchase only because Parent had access to such information. The financial information set forth in the preceding paragraph was not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. None of the Purchaser, the Parent or the Company assumes any responsibility for the validity, reasonableness, accuracy or completeness of the financial information in the preceding paragraph, and the Company has made no representation to the Parent or the Purchaser regarding the financial information described in the preceding paragraph. While presented with numerical specificity, this information is subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company. There can be no assurance that the results set forth in the preceding paragraph will be realized, and actual results may vary materially and adversely from those shown. The inclusion of this forward-looking information should not be regarded as fact or an indication that the Parent, the Purchaser, the Company or anyone who received this information considered it a reliable predictor of future results, and this information should not be relied on as such.

8.  CERTAIN INFORMATION CONCERNING THE PARENT AND THE PURCHASER

     The Parent. The Parent, a Massachusetts corporation, is a diversified technology company that provides optoelectronic, mechanical and electromechanical components and instruments to manufacturers and end-user customers in aerospace, automotive, environmental, industrial, medical, photography, security and other markets. The Company also delivers technical and managerial support services to governmental and industrial customers. The Parent's common stock is traded on the NYSE under the symbol "EGG". The principal executive offices of the Parent are located at 45 William Street, Wellesley, Massachusetts 02481.

     The Parent is subject to the disclosure requirements of the Exchange Act and in accordance therewith is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information are available for inspection and copying at prescribed rates at the offices of the Commission and the NYSE as set forth in Section 7 and are also available through the Commission's internet site (http://www.sec.gov).

     The Purchaser. The Purchaser, a Delaware corporation and a wholly owned subsidiary of the Parent, was incorporated on October 19, 1998, solely for purposes of the transactions contemplated by the Merger Agreement. It is not anticipated that, prior to the consummation of the Offer, the Purchaser will have any significant assets or liabilities (other than those arising under the Merger Agreement or otherwise in connection with the Offer or the Merger) or engage in any activities other than those incidental to its formation and capitalization and the Offer and the Merger. No meaningful financial information concerning the Purchaser is available. The principal executive offices of the Purchaser are located at 45 William Street, Wellesley, Massachusetts 02481.

     Directors and Executive Officers. The name, business address, principal occupation, five-year employment history and citizenship of each of the directors and executive officers of the Parent and the Purchaser are set forth in Schedule I hereto.

     Certain Transactions. Except for the Merger Agreement and the Stockholders' Agreement and as otherwise set forth in this Offer to Purchase, none of the Parent, the Purchaser nor, to the best knowledge of the Parent or the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire, directly or indirectly, any Shares and none of the Parent, the Purchaser nor, to the best knowledge of the Parent or the Purchaser, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     As of October 26, 1998, neither the Purchaser nor the Parent beneficially owned any Shares.

     Except as provided in the Merger Agreement and the Stockholders' Agreement and as otherwise set forth in this Offer to Purchase, none of the Purchaser, the Parent, nor, to the best knowledge of the Purchaser or the Parent, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any Shares or other securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of any such Shares or other securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase (particularly the section entitled "Background of the Offer; Contacts with the Company"), since January 1, 1995, there have been no contacts, negotiations or transactions between the Parent, the Purchaser, any subsidiary of the Parent or the Purchaser or, to the best knowledge of the Parent or the Purchaser, any of the persons listed on
Schedule I hereto, on the one hand, and the Company or any of its officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     Except as set forth in this Offer to Purchase, none of the Purchaser, the Parent, nor, to the best knowledge of the Purchaser or the Parent, any of the persons listed on Schedule I hereto has, since January 1, 1995, had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require disclosure herein under the rules and regulations of the Commission applicable to the Offer.

     Financial Information. Set forth below is certain selected consolidated financial information with respect to the Parent and its subsidiaries excerpted or derived from the audited consolidated financial statements contained in the Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the unaudited financial statements contained in the Parent's Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 1998 (collectively, the "Parent Reports"). More comprehensive financial information is included in the Parent Reports and in other documents filed by the Parent with the Commission (which may be inspected and copies thereof obtained at the offices of the Commission as set forth in Section 7), and the following financial information is qualified in its entirety by reference to such reports and other documents and all of the financial information and related notes contained therein or incorporated therein by reference.

                                   EG&G, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                    YEARS ENDED                         SIX MONTHS ENDED
                                    -------------------------------------------   -----------------------------
                                    DEC 28, 1997    DEC 29, 1996   DEC 31, 1995   JUNE 28, 1998   JUNE 29, 1997
                                    ------------    ------------   ------------   -------------   -------------
STATEMENT OF OPERATIONS
  INFORMATION:
  Sales...........................   $1,460,805      $1,427,252     $1,419,578      $712,218        $715,678
  Operating income from continuing
     operations...................       59,598(1)       87,630         82,673       100,721(2)        6,321(1)
  Income (loss) from continuing
     operations...................       30,645(1)       54,480         54,304        66,097(2)       (3,822)(1)
  Income from discontinued
     operations, net of income
     taxes........................        3,047           5,676         13,736            --           2,003
  Net income (loss)...............   $   33,692(1)   $   60,156     $   68,040      $ 66,097(2)     $ (1,819)(1)
PER SHARE INFORMATION:
  Basic earnings (loss) per share:
  From continuing operations......   $     0.67(1)   $     1.15     $     1.05      $   1.45(2)     $  (0.08)(1)
  From discontinued operations....         0.07            0.12           0.27            --            0.04
                                     ----------      ----------     ----------      --------        --------
  Net income (loss)...............   $     0.74(1)   $     1.27     $     1.32      $   1.45(2)     $  (0.04)(1)
                                     ==========      ==========     ==========      ========        ========
  Diluted earnings (loss) per
     share:
  From continuing operations......   $     0.67(1)   $     1.15     $     1.05      $   1.43(2)     $  (0.08)(1)
  From discontinued operations....         0.07            0.12           0.27            --            0.04
                                     ----------      ----------     ----------      --------        --------
  Net income (loss)...............         0.74(1)   $     1.27     $     1.32      $   1.43(2)     $  (0.04)(1)
                                     ==========      ==========     ==========      ========        ========
BALANCE SHEET INFORMATION:
  Working capital.................   $  202,571      $  194,915     $  218,235      $247,905        $202,571
  Total assets....................      832,103         822,900        803,915       925,825         832,103
  Short-term debt.................       46,167          21,499          5,275            17          46,167
  Long-term debt..................      114,863         115,104        115,222       114,860         114,863
  Long-term liabilities...........      103,237          82,894         71,296       100,578         103,237
  Stockholders' equity............   $  328,388      $  365,106     $  366,946      $390,449        $328,388
OTHER INFORMATION:
  Cash dividends per common
     share........................   $     0.56      $     0.56     $     0.56      $   0.28        $   0.28

---------------
(1) Included an asset impairment charge of $28.2 million, $23.5 million after-tax ($0.51 earnings per share).

(2) Included restructuring charges of $54.5 million, $39.5 million after-tax ($0.87 earnings per share); an asset impairment charge of $7.4 million, $4.4 million after-tax ($0.10 earnings per share); and gains on dispositions of $125.8 million, $87.8 million after-tax ($1.93 earnings per share).

     On October 21, 1998, the Parent issued a press release summarizing the Parent's financial results for the third quarter and nine months ended September 27, 1998. For the third quarter, the Parent reported sales of $343.5 million and net income of $14.6 million, or $0.32 per diluted share. For the first nine months of 1998, the Parent reported sales of $1,055.7 million and net income of $81.5 million, or $1.77 per diluted share.

9.  SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase 23,822,931 Shares pursuant to the Offer (which represents all issued and outstanding Shares and all Shares issuable upon the exercise of outstanding options, but excludes any Shares issuable upon conversion of the Convertible Notes), and to pay related fees and expenses is estimated to be approximately $185.5 million. The Purchaser will obtain such funds from the Parent. The Parent intends to obtain such funds from its available corporate funds, from the issuance of commercial paper and from borrowings under its existing bank financing facilities. The Parent may also enter into one or more new bank facilities and use proceeds from such facilities to obtain the funds required to purchase Shares pursuant to the Offer. The obtaining of financing is not a condition to the Offer or the Merger.

     The Parent has two existing revolving credit agreements. Under the Company's 364-Day Competitive Advance and Revolving Credit Facility Agreement dated as of March 6, 1998, among the Parent, the Borrowing Subsidiaries (as defined therein), the Lenders listed therein and Chase Manhattan Bank, the Company may borrow up to $100 million. This facility requires a commitment fee of six basis points and provides that any indebtedness outstanding under the facility bears interest at a rate equal to 25 basis points over LIBOR. Advances under this facility mature in March 1999. Under the Company's Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of March 21, 1994, as amended, among the Parent, Lenders listed therein and Chase Manhattan Bank as Administrative Agent the Company may borrow up to $100 million. This facility requires a commitment fee of eight basis points and provides that any indebtedness outstanding under the facility bears interest at a rate equal to 25 basis points over LIBOR. This facility expires in March 2002. Both facilities are unsecured and contain a number of non-financial and financial covenants. As of October 26, 1998, the Parent had no indebtedness outstanding under either facility.

     It is anticipated that the indebtedness incurred by the Parent in connection with the Offer and the Merger will be repaid from funds generated internally by the Parent and its subsidiaries (including, after the Merger, if consummated, funds generated by the Surviving Corporation and its subsidiaries) and through other sources which may include the proceeds of future bank financings, the public or private sale of debt or equity securities or a combination thereof. No decisions have been made, however, concerning the method the Parent will employ to repay such indebtedness. Such decisions, when made, will be based on the Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     Over the past few years, representatives of the Parent and the Company have had informal contacts at trade shows and lighting industry events.

     At the beginning of May, 1998, Angelo D. Castellana, Senior Vice President of the Parent, called Martin E. Franklin, Chairman of the Board of Directors of the Company. During their conversation the parties acknowledged their mutual interest to continue discussions regarding possible strategic opportunities between the Parent and the Company.

     On May 5, 1998, Messrs. Castellana and Franklin had dinner, at which they continued to discuss a variety of strategic opportunities, including alternatives involving the Company and the Parent's Optoelectronics Business Unit. They agreed to meet the following day at the Company's headquarters in Rye, New York, to continue discussions.

     On May 6, 1998, Mr. Castellana met with Mr. Franklin and Ian Ashken, Chief Financial Officer of the Company, at the Company's offices in Rye, New York. No formal proposals regarding any business combination transaction were made, but the parties agreed that Mr. Franklin should meet with Gregory Summe, the newly appointed President and Chief Operating Officer of the Parent at a mutually convenient date and site in the near future.

     On June 8, 1998, Mr. Franklin had dinner with Messrs. Summe and Castellana in Boston, Massachusetts, where Mr. Summe outlined the Parent's strategy for its Optoelectronic Business Unit and Mr. Summe advised Mr. Franklin that the Parent was interested in augmenting its Optoelectronic Business Unit. Mr. Summe asked Mr. Franklin if he would consider a possible combination of the Company with the Parent's Optoelectronic Business Unit. Mr. Franklin advised that the Company would consider such a possibility.

     On June 9, 1998, the parties executed a mutual confidentiality agreement and agreed to exchange information. However, very limited information was exchanged and there were no substantive contacts between the companies during the summer of 1998.

     In early September, 1998, Mr. Castellana called Mr. Franklin to schedule a further meeting. On September 9, 1998, Mr. Castellana and Stephen P. DeFalco, the Parent's Vice President of Strategic Planning and Business Development, met at the Company's offices with Messrs. Franklin and Ashken and with Richard Capra, the Company's Chief Executive Officer, at which they reviewed the Company's summary financial data and business strategy. At the end of the meeting, Mr. Castellana advised Mr. Franklin that the Parent would review the information and get back to him.

     On September 14, 1998, Mr. Summe called Mr. Franklin in the United Kingdom to express the Parent's interest in proposing an acquisition transaction. The possible structure and pricing of such an acquisition were not determined; however, Mr. Franklin agreed on behalf of the Company to consider such a possibility and to arrange for the Parent's representatives to visit the Company sites upon Mr. Franklin's return to the United States.

     On September 29 and October 1, 1998, representatives of the Parent visited the facilities of the Company's U.S. business operations.

     On October 7, 1998, Messrs. Franklin and Ashken met with members of the Parent's management at the Parent's headquarters. Following a general discussion of the strategic fit of the two companies, Mr. Summe expressed the Parent's interest in making an all cash offer for the Company in a price range of $7.50-$8.00 per share; however, no formal proposal was made.

     On October 9, 1998, Mr. Summe called Mr. Franklin and expressed the Parent's willingness to make an all cash offer for all outstanding shares of the Company at a price of $7.75 per share, subject to, among other things, satisfactory completion of the Parent's due diligence investigation and entering into a mutually satisfactory merger agreement. Mr. Franklin stated that such price was within the range of valuation that he was willing to present to the Company's Board. Mr. Franklin agreed to authorize the Parent to commence its due diligence investigation at the Company's headquarters.

     On October 12, 1998, representatives of the Parent, including its internal and outside counsel, and tax and accounting advisors, commenced their due diligence review of the Company.

     On October 15, 1998, the Parent's counsel delivered a first draft of the proposed Merger Agreement to the Company and its counsel. During the next week, the Parent and the Company and their respective counsel proceeded with intensive negotiations of the terms of the Merger Agreement and Messrs. Franklin and Ashken, on behalf of themselves and Mr. Capra and George B. Clairmont, a director of the Company, discussed the terms of a Stockholders' Agreement requested by the Parent.

     On October 20, 1998, Mr. Summe called Mr. Franklin to confirm that $7.75 per Share was the highest price the Parent could offer for the Company. Mr. Franklin stated that he would present the offer to the Company's Board for its consideration at its meeting which was scheduled for the next day, subject to Raymond James confirming that such price was fair to the Company and its stockholders (other than the Parent and its affiliates) from a financial point of view. Representatives of the Parent, the Company, and the stockholder parties to the Stockholders' Agreement, continued to negotiate the definitive terms of the Merger Agreement and the Stockholders' Agreement, which were finalized on October 21, 1998.

     On October 21, 1998, the Board of Directors of the Parent held a meeting at which they approved the Merger Agreement and the transactions contemplated thereby. In the evening on October 21, 1998, the Merger Agreement and the Stockholders' Agreement were executed and delivered by the parties thereto. Shortly thereafter, the Parent and the Company jointly announced that the Merger Agreement had been signed and Purchaser's intention to commence the Offer.

     On October 27, 1998, the Purchaser commenced the Offer.

11. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCKHOLDERS' AGREEMENT; PLANS FOR THE COMPANY AFTER THE MERGER; SEC REGULATIONS; APPRAISAL RIGHTS

PURPOSE OF THE OFFER

     The purpose of the Offer is to enable the Parent, through its wholly owned subsidiary, to acquire control of, and the entire equity interest in, the Company. Following the Offer, the Purchaser and the Parent intend to acquire any remaining equity interests in the Company not acquired in the Offer by consummating the Merger. The purpose of the Merger is to effect a business combination of the Purchaser and the Company. Following (i) the completion of the Offer, (ii) approval of the Merger by the respective stockholders of the Company and the Purchaser, to the extent necessary under the Delaware Law, and
(iii) the satisfaction of the other conditions described in the Merger Agreement, the Company and the Purchaser intend to consummate the Merger; provided, however, that without the consent of the Parent, the Merger will not be consummated prior to January 11, 1999.

     The acquisition of the entire equity interest in the Company is structured as a cash tender offer followed by a merger in order to expedite the opportunity for the Parent and the Purchaser to obtain a controlling interest in the Company.

THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. Capitalized terms used herein and not otherwise defined have the same meaning as in the Merger Agreement.

  The Offer

     The Merger Agreement provides for the commencement of the Offer within five business days of the public announcement of the Purchaser's intention to make the Offer. The obligation of the Purchaser to accept for payment any Shares tendered is subject to the satisfaction of certain conditions (including the Minimum Condition) which are described in Section 13.

  Approval of the Merger

     The Delaware Law requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved and found advisable by the Board of Directors and generally by the holders of a majority of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement, and the transactions contemplated thereby, and, solely for the purpose of satisfying the requirements of Section 203 of the Delaware Law, the Stockholders' Agreement and the transactions contemplated thereby; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by the Company's stockholders if the "short-form" merger procedure described below is not available. Under the Delaware Law, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser) is required to approve the Merger. Such approval may be obtained by written consent in lieu of a stockholders' meeting. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding shares, it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. The Delaware Law also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of any of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

  The Merger

     The Merger Agreement provides that as soon as practicable after the satisfaction or waiver of certain conditions set forth in the Merger Agreement (but in no event prior to January 11, 1999, unless so requested by the Parent), subject to the terms and conditions thereof and in accordance with the Delaware Law, the Purchaser shall be merged with and into the Company, the separate existence of the Purchaser shall cease and the Company shall continue as the Surviving Corporation. Upon the Effective Time of the Merger, (i) each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Parent, the Purchaser or the Company or any direct or indirect subsidiary of the Parent, the Purchaser or the Company and Shares held by stockholders, if any, who are entitled to and who perfect their appraisal rights (See "Appraisal Rights") under Section 262 of the Delaware Law) will be cancelled and extinguished and be converted into and represent the right to receive the Merger Consideration and (ii) each outstanding share of the Purchaser's capital stock issued and outstanding immediately prior to the Effective Date shall be converted into and become one validly issued, fully paid and nonassessable share of the same class of capital stock of the Surviving Corporation. As a result of the Merger, the Company will become a wholly owned subsidiary of the Parent.

     The Merger Agreement provides that the Certificate of Incorporation and By-Laws of the Purchaser as in effect immediately prior to the Effective Time will become the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended as provided under the Delaware Law except that the name of the Surviving Corporation will be "Lumen Technologies, Inc." and the indemnification provisions set forth in the Certificate of Incorporation and By-laws of the Surviving Corporation shall be restated to conform to the indemnification provisions set forth in the Certificate of Incorporation and Bylaws, respectively, of the Company. In addition, under the Merger Agreement, the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation following the Merger, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation following the Merger, in each case until their successors are elected and qualified.

  Designation of Directors

     The Merger Agreement provides that, promptly upon the acceptance for payment of and payment by the Purchaser for any Shares pursuant to the Offer, and from time to time thereafter as Shares are accepted for payment and paid for by the Purchaser, the Purchaser shall be entitled to designate such number of the Company's directors, rounded to the nearest whole number, as will give the Purchaser representation on the Company's Board of Directors equal to the greater of (i) a majority and (ii) the product of the total number of the Company's directors (after giving effect to the directors elected in accordance with this procedure) multiplied by the percentage that such number of Shares so accepted for payment and paid for by the Purchaser bears to the number of Shares outstanding, and the Company shall, at such time, take such actions as are necessary to cause the Purchaser's designees to be so elected or appointed, including increasing the size of the Company's Board of Directors or using its best efforts to secure the resignations of incumbent directors or both; provided, however, that, notwithstanding the Purchaser's right to designate certain of the Company's directors as described above, until the Effective Time, the Company's directors shall include at least three directors who were directors on the date of the Merger Agreement (the "Independent Directors"); provided, further, that, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Director shall be entitled to designate a person to fill such vacancies and such person shall be deemed to be an Independent Director or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be designees, stockholders, directors, officers, employees or affiliates of the Parent or the Purchaser, and such persons shall be deemed to be Independent Directors.

     Notwithstanding anything in the Merger Agreement to the contrary, subject to the terms of the Company's Certificate of Incorporation and Bylaws, in the event that the Purchaser's designees are appointed or elected as the Company's directors, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority (or, if there are only one or two Independent Directors, the single or unanimous vote, as the case may be) of the Independent Directors (who shall act as an independent committee of the Board of Directors for this purpose) shall be required, and alone shall be sufficient, to (i) amend or terminate the Merger Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under the Merger Agreement, (iii) extend the time for performance of the Parent's and the Purchaser's respective obligations under the Merger Agreement, or (iv) approve any other action by the Company that the Independent Directors reasonably determine would materially adversely affect the interests of the stockholders of the Company (other than the Parent, the Purchaser and their affiliates) with respect to the transactions contemplated by the Merger Agreement.

  Representations and Warranties

     The Merger Agreement contains certain customary representations and warranties of the parties. The Company has made representations and warranties to the Parent and the Purchaser regarding, among other things: (i) the Company's organization and qualification; (ii) the Company's subsidiaries; (iii) the Company's capitalization; (iv) the Company's authority to enter into and perform its obligations under the Merger Agreement; (v) the compliance of the transactions contemplated by the Merger Agreement with the Company's or its subsidiaries' Certificate of Incorporation and ByLaws, certain agreements and applicable laws; (vi) the accuracy and completeness of the Company's Exchange Act filings with the Commission and any written information provided by or on behalf of the Company which is included in the Schedule 14D-1 or the Offer Documents; (vii) the absence of undisclosed liabilities; (viii) the absence of certain specified changes, including in the condition (financial or other), results of operations, stockholders' equity, business, assets, properties, liabilities, capitalization or operations of the Company and its subsidiaries since September 30, 1998; (ix) certain matters relating to the Company's contracts; (x) transactions with affiliates of the Company; (xi) employee benefits matters; (xii) properties and liens; (xiii) environmental matters;
(xiv) tax matters; (xv) compliance with laws; (xvi) intellectual property matters; (xvii) litigation; (xviii) the right of the Company to prepay its outstanding indebtedness; (xix) the vote required to approve the Merger; (xx) "Year 2000" compliance; (xxi) insurance matters; (xxii) the cessation of discussions or negotiations with other persons regarding an Acquisition Proposal; and (xxiii) brokerage fees or commissions.

     The Parent and the Purchaser have made representations and warranties to the Company regarding, among other things: (i) the Parent's and the Purchaser's organization and qualification; (ii) the Parent's and the Purchaser's authority to enter into and perform their respective obligations under the Merger Agreement; (iii) the compliance of the transactions contemplated by the Merger Agreement with the Parent's and the Purchaser's respective charters or by-laws, certain agreements and applicable laws; (iv) the accuracy and completeness of the documents filed by the Parent and the Purchaser with the Commission in connection with the Offer and of information provided to the Company for inclusion in the Schedule 14D-9; (v) the interim operations of the Purchaser;
(vi) the availability of funds necessary to purchase the Shares; and (vii) brokerage fees or commissions.

     The representations and warranties contained in the Merger Agreement shall expire with, and be terminated and extinguished upon, consummation of the Merger.

  Conditions to the Merger

     The obligations of each of the Purchaser, the Parent and the Company to consummate the Merger are subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions:

          (i) the Parent or the Purchaser shall have made, or caused to be made, the Offer on the terms and conditions set forth in the Merger Agreement and shall have purchased, or caused to be purchased, all Shares validly tendered and not withdrawn pursuant to the Offer;

          (ii) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of the stockholders of the Company, if any, required by the Delaware Law and the Company's Certificate of Incorporation;

          (iii) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

          (iv) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by any Governmental Entity, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity shall be in effect, which would make the acquisition or holding by the Parent or its subsidiaries of the Shares or shares of common stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger.

     In addition, the obligation of the Purchaser and the Parent to consummate the Merger is subject to the further condition that at or prior to the Effective Time, all governmental and third-party consents and approvals required to be obtained by the Company to consummate the Merger shall have been obtained, except for (a) consents required under the Company's credit facility with NationsBank, National Association as in effect on the date of the Merger Agreement and (b) such consents and approvals where the failure to obtain such consent or approval would not have a Material Adverse Effect.

  Acquisition Proposals

     The Company has agreed in the Merger Agreement that it shall not, and shall not authorize or permit any of its subsidiaries, or any of its or their officers, directors, employees, representatives, agents or affiliates, including any investment banker, attorney or accountant retained by the Company or any of its subsidiaries, to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) enter into, maintain, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal with any person, entity or group other than the Parent, the Purchaser or their respective direct or indirect subsidiaries or affiliates (a "Third Party"). Notwithstanding the foregoing, the Company, its subsidiaries, and their respective officers, directors, employees, representatives, agents and affiliates, including any investment banker, attorney or accountant retained by the Company or any of its subsidiaries, may (i), in the case of a Qualified Acquisition Proposal only, furnish or cause to be furnished information concerning the Company's business, properties or assets to a Third Party (subject to such Third Party executing a confidentiality agreement on terms no less favorable to the Company than those in the confidentiality agreement previously entered into by the Parent and the Company), (ii) in the case of a Qualified Acquisition Proposal only, enter into, participate in, conduct or engage in discussions or negotiations with such Third Party, (iii) to the extent that the Board of Directors of the Company is required by its fiduciary duties, as advised by counsel, take any position with respect to an Acquisition Proposal in accordance with Rules 14a-9 and 14e-2 promulgated under the Exchange Act, and (iv) in the case of a Qualified Acquisition Proposal only and only prior to the acceptance for payment of that number of Shares tendered pursuant to the Offer sufficient to satisfy the Minimum Condition and in compliance with the provisions of the Merger Agreement, enter into an agreement to consummate a Qualified Acquisition Proposal.

     "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by the Merger Agreement) involving the Company or its subsidiaries: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or 25% or more of the equity securities of, the Company or any of its subsidiaries, in a single transaction or series of related transactions; (ii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     "Qualified Acquisition Proposal" means an unsolicited, bona fide, written Acquisition Proposal made by a Third Party that the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company's stockholders than the Offer and the Merger (based on the opinion, with only customary qualifications, of the Company's independent financial advisor that the value of the consideration to the Company's stockholders provided for in such proposal exceeds the value of the consideration to the Company's stockholders provided for in the Merger Agreement by the Offer and the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company (based on the advice of the Company's independent financial advisor), is reasonably capable of being obtained by such Third Party and which Acquisition Proposal, in the good faith judgment of the Board of Directors of the Company, is likely to be consummated.

     Such provisions do not prohibit the Company from making such disclosure to stockholders that, in the judgment of the Board of Directors of the Company, as advised by counsel, may be required by law or necessary to discharge any fiduciary duty imposed thereby.

     Pursuant to the Merger Agreement, the Company must immediately notify the Parent of, and disclose to the Parent all details of, (i) any Acquisition Proposal it receives, (ii) any written indications that any person is interested in making an Acquisition Proposal or (iii) the initiation and status of discussions or negotiations relating to any Acquisition Proposal (it being understood that pursuant to the Merger Agreement any Acquisition Proposal must be a Qualified Acquisition Proposal). In the event that the Company furnishes any nonpublic information to any party other than the Parent, it shall simultaneously provide the Parent with copies of or access to all such information.

     In addition, the Company may not enter into any agreement with any Third Party in connection with a Qualified Acquisition Proposal unless (i) at least three business days prior thereto the Company shall have provided the Parent and the Purchaser a copy of the Qualified Acquisition Proposal, (ii) within such three business day period, the Parent and the Purchaser do not make an offer which, in the good faith judgment of the Board of Directors of the Company (based on the advice of the Company's independent financial advisor) is at least as favorable to the Company's stockholders as such Acquisition Proposal, (iii) the Company shall have terminated the Merger Agreement in accordance with its terms and (iv) prior thereto the Company shall have paid the fees specified in the Merger Agreement, and shall have deposited $500,000 in trust with a Qualified Commercial Bank for the payment of the expenses specified in the Merger Agreement.

  Conduct of Business

     Pursuant to the Merger Agreement, the Company has agreed that, except as otherwise expressly contemplated thereby, prior to the Effective Time: (a) the business of the Company and it subsidiaries shall in all material respects be conducted only in, and the Company and its subsidiaries shall not take any material action except in, the ordinary course of business and consistent with past practice, and the Company and its subsidiaries shall use all reasonable efforts, consistent with past practice, to maintain and preserve its and each subsidiary's business organization, assets, employees and advantageous business relationships and (b) the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly do any of the following:

          (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent: (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other property) in respect of, any of its capital stock; (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution of shares of its capital stock; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than the payment to holders of Company Options outstanding as of the date of the Merger Agreement of an amount equal to the difference between the price per Share to be paid in the Offer and the exercise price of such Company Options in exchange for the cancellation or termination of such Company Options;

          (ii) issue, deliver, sell, pledge or otherwise dispose of or encumber, any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of Company Options or conversion of Convertible Notes outstanding as of the date of the Merger Agreement);

          (iii) amend its Certificate of Incorporation or Bylaws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company and its subsidiaries, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

          (v) except in the ordinary course of business and consistent with past practice, sell, lease, license, pledge or otherwise dispose of or encumber any assets of the Company or any of its subsidiaries (including any indebtedness owed to them or any claims held by them);

          (vi) whether or not in the ordinary course of business or consistent with past practice, sell or dispose of any assets material to the Company and its subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or stock of any subsidiary, but excluding the sale of products in the ordinary course of business consistent with past practice);

          (vii) except as permitted by the Merger Agreement, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company;

          (viii) incur or suffer to exist any indebtedness for borrowed money other than Permitted Indebtedness, or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances (other than to employees of the Company in the ordinary course of business) or capital contributions to, or investments in, any other person other than between the Company and its subsidiaries or any of them;

          (ix) make or agree to make any new capital expenditures or expenditures not already in process on the date of the Merger Agreement with respect to property, plant or equipment in excess of $150,000 in the aggregate for the Company and its subsidiaries, taken as a whole;

          (x) make any change in accounting methods, principles or practices, except insofar as may have been required by a change in generally accepted accounting principles or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

          (xi) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Commission Filings or the September 30 Financial Information or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any material confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party;

          (xii) except in the ordinary course of business, materially modify, amend or terminate any material contract or agreement to which the Company or any of its subsidiaries is party, or knowingly waive, release or assign any material rights or claims;

          (xiii) other than in the ordinary course of business consistent with past practice, enter into any material contracts or agreements relating to the distribution, sale or marketing by third parties of the products of, or products licensed by, the Company or any of its subsidiaries;

          (xiv) except as required to comply with applicable law or agreements, plans or arrangements existing on the date of the Merger Agreement and except as set forth on the Disclosure Schedules attached to the Merger Agreement, (A) adopt, enter into, terminate or amend any written employment agreement or any oral employment agreement that is not terminable by the Company or any subsidiary without any penalty, on notice of thirty days or less, or any benefit plan for the benefit or welfare of any current or former director, officer or employee, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or key employee, (C) pay any material benefit not provided for under any benefit plan or employment or other compensation arrangement, other than the payment of bonuses following the date of the Merger Agreement to employees (other than officers and directors of the Company or any subsidiary) in the ordinary course of business and of a nature and in amounts consistent with past practice, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), or (E) take any action other than in the ordinary course of business consistent with past practice to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

          (xv) make any tax election or, except in the ordinary course of business consistent with past practice, settle or compromise any federal, state, local or foreign tax liability;

          (xvi) issue any options or commence any offering of Shares pursuant to the Company's employee stock purchase plan; or

          (xvii) authorize, commit or agree, in writing or otherwise, to take any of the foregoing actions.

  Indemnification and Insurance

     Through the third anniversary of the Effective Time, the Parent will maintain in effect for the benefit of the directors and officers of the Company as of the date of the Merger Agreement, directors' and officers' liability insurance policies with coverages and other terms substantially as favorable to such directors and officers as is in effect on the date of the Merger Agreement. In no event, however, will the Parent be required to expend more than an amount per year equal to 150% of the current annual premium paid by the Company as of the date of the Merger Agreement for such insurance coverage.

     The Parent and the Purchaser have agreed in the Merger Agreement that all rights to indemnification, limitation of liability, exculpation, advancement of expenses and any and all similar rights existing on the date of the Merger Agreement in favor of present or former employees, agents, directors or officers of the Company and its subsidiaries as provided in their respective charter or bylaws (each as in effect on the date of the Merger Agreement) shall survive the Offer and the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of such claims.

     The Merger Agreement also provides that the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary and their respective heirs, executors, administrators, personal representatives or assigns (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), whether civil, criminal, administrative or investigative (a "Proceeding"), arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, to the same extent as provided in the Company's Certificate of Incorporation or By-laws as in effect on the date of the Merger Agreement, in each case for a period of six years after the date of the Merger Agreement. In the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

     Each Indemnified Party shall give written notice to the Company or the Surviving Corporation, as the case may be (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any Proceeding resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such Proceeding, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld, conditioned or delayed); and, provided, further, that the failure of any Indemnified Party to give notice as provided in the Merger Agreement shall not relieve the Indemnifying Party of its obligations under the Merger Agreement unless and to the extent that the Indemnifying Party is adversely affected by such failure. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such Proceeding. In the event that the Indemnifying Party does not assume the defense pursuant to the terms of the Merger Agreement of any Proceeding of which the Indemnifying Party receives notice, any expenses incurred by the Indemnified Party in defending such Proceeding shall be paid by the Indemnifying Party in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by the Indemnified Party in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnified Party to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified by the Indemnifying Party in accordance with the Merger Agreement. The Indemnified Party shall cooperate with the Indemnifying Party and provide access to all documents necessary or beneficial to the defense of any Proceeding. Neither the Company nor the Surviving Corporation shall be liable for any settlement of any Proceeding effected without its written consent.

     The Merger Agreement also provides that if the Company or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, then, and in each such case, the Parent will either guarantee the indemnification obligations described above or will make or cause to be made proper provision so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, assume the indemnification obligations described above.

  Fees and Expenses

     The Merger Agreement provides that, except as otherwise provided in the Merger Agreement, each party thereto shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of the Merger Agreement and no party to the Merger Agreement may recover any such fees and expenses from another party upon termination of the Merger Agreement.

     If, however, (i) the Company's Board of Directors, whether or not in the exercise of its fiduciary or other legal duties, either (A) shall have failed to approve or recommend, or shall have withdrawn or adversely modified or taken a public position materially inconsistent with its approval or recommendation of, the Offer, the Merger or the Merger Agreement and the Parent shall have elected to terminate the Merger Agreement as a result thereof, or (B) take any action (other than as expressly permitted under the terms of the Merger Agreement) with respect to any Qualified Acquisition Proposal other than to recommend rejection of the Qualified Acquisition Proposal (including taking a position of neutrality or failing to take any position within ten business days after the making or commencement of a Qualified Acquisition Proposal); or (ii) prior to the final expiration of the Offer, an Acquisition Proposal shall have become publicly known and the Merger Agreement is terminated (other than as a result of a material breach of the Merger Agreement by the Parent or the Purchaser) and, within 12 months after such termination, (A) the Company enters into a merger or other agreement that contemplates the consummation of an Acquisition Proposal at a price equal to or greater than the aggregate consideration payable for Shares pursuant to the Offer and the Merger or (B) the holders of Shares become entitled to receive consideration per Share greater than the Merger Consideration in a transaction or series of transactions in connection with an Acquisition Proposal or (iii) the Company elects to terminate the Merger Agreement in order to enter into an agreement with a Third Party to consummate a

Qualified Acquisition Proposal, then, in each such case, the Company shall pay the Parent $7,450,000 in cash and an amount equal to the reasonable out-of-pocket expenses incurred by the Parent and the Purchaser in connection with the evaluation, negotiation, implementation and consummation of the transactions contemplated by the Merger Agreement (including fees and expenses of legal counsel, solicitors, accountants, printers and financial advisors and investment bankers); provided, however, that, in no event shall the amount of such expenses exceed $500,000. The Company is also required to reimburse the Parent for up to $500,000 in expenses in certain circumstances if the Parent terminates the Merger Agreement because of a failure by the Company to perform in any respect any of its material obligations under the Merger Agreement.

  Termination

     The Merger Agreement may be terminated at any time prior to the Effective Time (whether prior to or after approval by the stockholders of the Company), as follows:

     (a) by the mutual written consent of the Boards of Directors of the Parent and the Company; or

     (b) by the Company:

          (i) if neither the Parent nor any of its subsidiaries or affiliates shall have (A) publicly announced its intention to make the Offer no later than the first business day following the date of the Merger Agreement or
     (B) commenced the Offer within five business days of such announcement unless such failure to commence is due to a material breach of the Merger Agreement by the Company; or

          (ii) if, in the absence of any material breach of the Merger Agreement by the Company, (A) the Offer shall have been terminated or the Purchaser shall have allowed the Offer to expire without the purchase of such number of Shares thereunder as satisfies the Minimum Condition; or (B) neither the Parent nor any of its subsidiaries or affiliates shall have paid for all Shares validly tendered pursuant to the Offer and not withdrawn within 60 days after the commencement of the Offer; or

          (iii) if the Effective Time shall not have occurred on or before March 31, 1999 due to a failure of any of the conditions to the obligation of the Company to effect the Merger set forth in the Merger Agreement; or

          (iv) if, prior to the purchase of any Shares pursuant to the Offer, the Parent or the Purchaser fails to perform any of their respective obligations under the Merger Agreement and such failure or nonperformance materially impairs the Parent's and the Purchaser's ability to consummate the Offer or the Merger; or

          (v) if the Company has, in accordance with the terms of the Merger Agreement, entered into an agreement with a Third Party to consummate a Qualified Acquisition Proposal; or

          (vi) if there shall have been a breach of any material representation and warranty of the Purchaser or the Parent set forth in the Merger Agreement prior to the expiration or termination of the Offer, which breach is not cured within five days following written notice thereof by the Company to the Purchaser and the Parent; or

     (c) by the Parent:

          (i) if, due to an occurrence that would result in a failure to satisfy any of the conditions to the Offer described in the Merger Agreement, the Parent or any of its subsidiaries or affiliates shall have (A) failed to commence the Offer within five business days of the date on which the Purchaser's intention to make the Offer is publicly announced; (B) terminated the Offer without the purchase of any Shares thereunder; or (C) failed to pay for Shares pursuant to the Offer within 60 days after the commencement of the Offer; or

          (ii) if the Effective Time shall not have occurred on or before March 31, 1999 due to a failure of any of the conditions to the obligations of the Parent and the Purchaser to effect the Merger set forth in the Merger Agreement otherwise than as a result of a material breach or default by the Parent or Purchaser under the Merger Agreement; or

          (iii) if the Company's Board of Directors, whether or not in the exercise of their fiduciary or other legal duties, either (A) shall have failed to approve or recommend, or shall have withdrawn or adversely modified or taken a public position materially inconsistent with its approval or recommendation of, the Offer, the Merger or the Merger Agreement or (B) takes any action (other than as expressly permitted under the Merger Agreement) with respect to any Qualified Acquisition Proposal other than to recommend rejection of the Qualified Acquisition Proposal (including taking a position of neutrality or failing to take any position within 10 business days after the making or commencement of a Qualified Acquisition Proposal); or

          (iv) if, prior to the purchase of any Shares pursuant to the Offer, the Company fails to perform in any respect any of its material obligations under the Merger Agreement, which failure to perform (other than a failure to perform an obligation described under the heading "Acquisition Proposals," as to which there will be no cure period) is not cured within five days following notice thereof by the Parent to the Company; or

     (d) by either the Company or the Parent, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate the Merger Agreement pursuant to this provision shall have performed its obligations under the Merger Agreement to use reasonable efforts to avoid such event.

  Amendment

     Subject to the amendment provision described above under "-- Designation of Directors," the Merger Agreement may not be amended except by action of the Boards of Directors of each of the parties to the Merger Agreement, set forth in an instrument in writing signed on behalf of each of the parties; provided, however, that if the Merger Agreement and the Merger are subject to stockholder approval, then after such approval, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval.

  Waiver

     At any time prior to the Effective Time, whether before or after any meeting of the stockholders of the Company to vote on the Merger, any party to the Merger Agreement, subject to the waiver provisions described above under "-- Designation of Directors," by action taken by its Board of Directors, subject to the provisions of the Merger Agreement, may (i) extend the time for the performance of any of the obligations or other acts of any other party to the Merger Agreement or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, provided, however, that if the Merger Agreement and the Merger are subject to stockholder approval then, after such approval, no waiver shall be made which by law requires further approval by such stockholders without obtaining such further approval. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

  Guarantee

     Pursuant to the Merger Agreement, the Parent has unconditionally and irrevocably guaranteed the Purchaser's obligations under the Merger Agreement and has agreed to be liable for any breach of the Merger Agreement by the Purchaser.

  Treatment of Options

     Pursuant to terms of the Merger Agreement, as of the Effective Time, the Parent shall assume the Option Plan and the obligations of the Company thereunder and all of the Company Options which are then outstanding shall be assumed by the Parent. Immediately after the Effective Time, each Company Option shall constitute an option to acquire, on the same terms and conditions as were applicable to Company Option immediately prior to the Effective Time, such number of shares of common stock, par value $1.00 per share, of the Parent (the "Parent Common Stock") as is equal to the number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by a fraction, the numerator of which is the Merger Consideration and the denominator of which is the average closing price of the Parent Common Stock on the NYSE, as reported in The Wall Street Journal (or if not so reported in another authoritative source), for the ten trading days ending on the date of the expiration of the Offer (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Company Option shall be equal to the per share exercise price of such Company Option immediately prior to the Effective Time multiplied by a fraction, the numerator of which is the average closing price of the Parent Common Stock on the NYSE, as reported in The Wall Street Journal (or if not so reported in another authoritative source), for the ten trading days ending on the date of the expiration of the Offer and the denominator of which is the Merger Consideration (with any fraction resulting from such multiplication to be rounded up to the nearest whole cent). Except as otherwise provided in the Merger Agreement, the term, exercisability, vesting schedule, status and all of the other terms of the Company Options shall otherwise remain unchanged.

     As soon as practicable after the Effective Time, the Parent shall, with respect to all shares of Parent Common Stock subject to such Company Options,
(i) either (x) file a Registration Statement on Form S-8 (or any successor form) under the Securities Act or (y) file any necessary amendments to the Company's previously filed Registration Statements on Form S-8 in order that the Parent will be deemed a "successor registrant" thereunder, and, in either event, shall use all reasonable efforts to maintain the effectiveness of such registration statement for so long as such Company Options remain outstanding, and (ii) take all actions necessary to have such shares of Parent Common Stock approved for listing on the NYSE, subject to official notice of issuance.

     Notwithstanding the foregoing, pursuant to the terms of the Merger Agreement and the Option Plan, the Compensation Committee of the Board of Directors has resolved to vest all Company Options upon the closing of the Offer and to cash out the Company Options of holders requesting the Company to do so. Holders of Company Options who request that such Company Options be cashed out shall be paid an amount equal to the difference between the price per Share to be paid in the Offer and the exercise price and such Company Options shall thereupon be cancelled. Such payment shall be made within one business day of the closing of the Offer.

  Other Obligations

     The Merger Agreement provides for the Parent to cause the Company to pay, in accordance with their respective terms, certain bonuses under the Company's bonus plan for 1998, accrued vacation pay and other benefits to certain employees of the Company, including Messrs. Franklin and Ashken. In addition, the Merger Agreement provides that the Parent shall cause the Company to make severance payments in the amount of $530,000 and $424,000 to each of Messrs. Franklin and Ashken, respectively, in accordance with the terms of their respective employment agreements. The Parent has also agreed to continue paying all premiums on split dollar life insurance policies for the benefit of Messrs. Franklin and Ashken for the remainder of the terms of such policies.

THE STOCKHOLDERS' AGREEMENT

     The following is a summary of the Stockholders' Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the Stockholders' Agreement.

     The Parent and the Purchaser have entered into the Stockholders' Agreement, dated as of October 21, 1998 with Martin E. Franklin, Ian G.H. Ashken, Richard
D. Capra and George B. Clairmont (the "Management Stockholders") with respect to 993,684 Shares outstanding as of the date of the Merger Agreement and beneficially owned by the Management Stockholders and an additional 1,752,338 Shares subject to options held by the Management Stockholders. Pursuant to the Stockholders' Agreement, each of the Management Stockholders agreed: (i) to validly tender, and not to withdraw, pursuant to and in accordance with the terms of the Offer, (x) within five business days after the commencement of the Offer, all Shares owned by such Management Stockholder as of the date of the Stockholders' Agreement, and (y) prior to the scheduled expiration of the Offer, any additional Shares acquired after the date of the Stockholders' Agreement by such Management Stockholder;
(ii) to vote all Shares that such Management Stockholder is entitled to vote to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto; (iii) not to vote in favor of any Acquisition Proposal, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, or any corporate actions the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement; (iv) revoke any and all previous proxies granted with respect to such Management Stockholder's Shares, and to appoint the Purchaser as such Management Stockholder's attorney-in-fact and proxy to vote the Shares in such manner and upon such matters as the Purchaser shall, in the Purchaser's sole discretion, deem proper; (v) not to grant any proxies or enter into any voting trust or other arrangement with respect to the voting of any Shares; and (vi) not to sell, assign, transfer, encumber or otherwise dispose of any Shares, or enter into any contract, option or other arrangement or understanding with respect to the sale, assignment, transfer, encumbrance or other disposition of, any Shares, except for transfers by gift of options to purchase Shares to any charitable organization, with the prior written consent of the Purchaser.

     The proxy grant pursuant to the Stockholders' Agreement shall be revoked upon termination of the Stockholders' Agreement in accordance with its terms. The Stockholders' Agreement, and the Management Stockholders' obligations thereunder, shall expire on the first to occur of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with its terms. In addition, the Stockholders' Agreement may be terminated by the Purchaser and the Parent upon written notice to the Management Stockholders.

PLANS FOR THE COMPANY AFTER THE MERGER

     Except as described in this Offer to Purchase, based on its current knowledge of the Company, the Purchaser has no present plans or proposals which relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, dividend policy, corporate structure or business or the composition of its board of directors or management. However, the Purchaser is continuing its review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel. After the completion of such review (subject to the provisions of the Merger Agreement), the Purchaser may propose or develop alternative plans or proposals, including mergers, transfers of a material amount of assets or other transactions or changes of the nature described above. The Purchaser reserves the right, subject to the terms and conditions of the Merger Agreement, to effect any such plans and proposals.

     The consummation of the Offer will constitute a "change of control" with respect to the Convertible Notes. As a result, the Company may be required to offer to repurchase the Convertible Notes from all holders thereof at a purchase price of 101% of outstanding principal plus accrued and unpaid interest. As of September 30, 1998, approximately $15 million principal amount of Convertible Notes was outstanding. In addition, as a result of the consummation of the Offer, all amounts outstanding under the Company's credit facility with NationsBank, National Association may become due and payable. As of September 30, 1998, approximately $53 million was outstanding under such credit facility. If an extension of this facility is not negotiated, the Parent expects that the Company will refinance the indebtedness with a new loan facility.

SEC REGULATIONS

     The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger if it is consummated within one year after expiration or termination of the Offer and the price paid in the Merger is not less than the price paid to purchase shares pursuant to the Offer. However, if the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the SEC and distributed to minority stockholders prior to the consummation of the Merger.

APPRAISAL RIGHTS

     Company stockholders do not have appraisal rights as a result of the Offer. However, in connection with the Merger, Company stockholders have the right to demand an appraisal of the fair value of their Shares in accordance with the provisions of Section 262 of the Delaware Law ("Section 262"), which sets forth the rights and obligations of Company stockholders demanding an appraisal and the procedures to be followed. Failure to follow any Section 262 procedures may result in termination or waiver of appraisal rights under Section 262.

     Any Company stockholder who desires to exercise his appraisal rights in connection with the Merger should review carefully Section 262 and is urged to consult his legal advisor before electing or attempting to exercise such rights. Stockholders considering seeking appraisal in connection with the Merger should bear in mind that the fair value of their Shares determined under Section 262 could be more, the same, or less than the Merger Consideration.

12. CERTAIN EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; NYSE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Possible Effect of the Offer on the Market for Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public.

     NYSE Listing. Upon consummation of the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the number of holders of Shares falls below 400 or the aggregate market value of such publicly held Shares falls below $8,000,000. Shares held directly or indirectly by an officer or director of the Company, or their immediate families, or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. In the event the Shares are no longer listed or traded on the NYSE, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchanges, through the Nasdaq Stock Market or other sources. However, the extent of the public market for the Shares and the availability of such quotations would depend upon the number of holders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described herein, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer or following consummation of the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement pursuant to Sections 14(a) and 14(c) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities". The Purchaser presently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after the consummation of the Offer or Merger as the requirements for termination of registration are met.

     Margin Regulations. The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("purpose loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to this Offer or following consummation of the Merger, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

13.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares tendered pursuant to the Offer unless the number of Shares tendered and not withdrawn not later than the date and time of expiration of the Offer, shall equal at least a majority of the Fully Diluted Shares (as defined below). For purposes of the Merger Agreement:
"Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities (other than (i) the exercise of Company Options that are exercisable for Shares that would, following such exercise, be subject to the Stockholders' Agreement and (ii) conversion of the Convertible Notes).

     Furthermore, notwithstanding any other provisions of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares tendered pursuant to the Offer unless all applicable waiting periods under the HSR Act shall have expired or been terminated.

     Furthermore, notwithstanding any other provisions of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to the previous provisions, to pay for any Shares not accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

     (a) the Purchaser is not entitled to vote its Shares for the Merger; or

     (b) except for matters (i) which are attributable to the announcement or performance of the Merger Agreement and the transactions contemplated thereby or
(ii) which generally affect the economy or the industry in which the Company is engaged, any change shall have occurred in the condition (financial or other), results of operations, stockholders' equity, business, assets, properties, liabilities or capitalization of the Company and its subsidiaries which has resulted in a Material Adverse Effect; or

     (c) there shall have been instituted or pending before any Governmental Entity any action, proceeding, application, claim or counterclaim or any judgement, order or injunction sought or any other action taken by any Governmental Entity or by any person who has made an Acquisition Proposal, which
(i) challenges the acquisition by the Parent or the Purchaser (or any other affiliate of the Parent) of any Shares pursuant to the Offer, the Merger or the Stockholders' Agreement, restrains, prohibits or materially delays the making or consummation of the Offer or the Merger or the transactions contemplated by the Merger Agreement or the Stockholders' Agreement, prohibits the performance of any of the contracts or other arrangements entered into by the Parent or the Purchaser (or any other affiliates of the Parent) in connection with the acquisition of the Company, seeks to obtain any material amount of damages, or otherwise directly or indirectly materially adversely affects the Offer or the Merger or the transactions contemplated by the Merger Agreement or the Stockholders' Agreement, (ii) seeks to prohibit or limit materially the ownership or operation by the Company, the Parent or the Purchaser (or any other affiliate of the Parent) of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or of the Parent and its affiliates, or to compel the Company, the Parent or the Purchaser (or any other affiliate of the Parent) to dispose of or to hold separate all or any material portion of the business or assets of the Parent or any of its affiliates or of the Company or any of its subsidiaries as a result of the transactions contemplated by the Merger Agreement, (iii) seeks to impose any material limitation on the ability of the Company, the Parent or the Purchaser (or any other affiliate of the Parent) to conduct the Company's or any subsidiary's business or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of the Parent or the Purchaser (or any other affiliate of the Parent) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) seeks to require divestiture by the Purchaser or any of its affiliates of all or any of the Shares, or (vi) otherwise has resulted in or has a substantial likelihood of resulting in, a Material Adverse Effect; or

     (d) there shall have been entered or issued any preliminary or permanent judgement, order, decree, ruling or injunction or any other action taken by any Governmental Entity, whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits or materially delays the making or consummation of the Offer or the Merger or the transactions contemplated by the Merger Agreement or the Stockholders' Agreement, prohibits the performance of any of the contracts or other arrangements entered into by the Parent or the Purchaser (or any other affiliates of the Parent) in connection with the acquisition of the Company or otherwise directly or indirectly materially adversely effects the Offer or the Merger or the transactions contemplated by the Merger Agreement or the Stockholders' Agreement, (ii) prohibits or limits materially the ownership or operation by the Company, the Parent or the Purchaser (or any other affiliate of the Parent) of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or of the Parent and its affiliates, or compels the Company, the Parent or the Purchaser (or any other affiliate of the Parent) to dispose of or to hold separate all or any material portion of the business or assets of the Parent or any of its affiliates or of the Company or any of its subsidiaries as a result of the transactions contemplated by the Merger Agreement, (iii) imposes any material limitation on the ability of the Company, the Parent or the Purchaser (or any other affiliate of the Parent) to conduct the Company's or any subsidiary's business or own such assets, (iv) imposes or confirms any material limitation on the ability of the Parent or the Purchaser (or any other affiliate of the Parent) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) requires divestiture by the Purchaser of any of its affiliates of all or any of the Shares, or (vi) otherwise has resulted in, or has a substantial likelihood of resulting in, a Material Adverse Effect; or

     (e) there shall be any statute, rule or regulation enacted, promulgated, entered, enforced or deemed applicable to the Offer, the Merger, the Merger Agreement or the Stockholders' Agreement, or any other action shall have been taken by any Government Entity, other than the routine application to the Offer, the Merger or the transactions contemplated by the Stockholders' Agreement of waiting periods under the HSR Act that results in, directly or indirectly, any of the consequences referred to in clauses (i) through (vi) of paragraph (c) above; or

     (f) the Company shall have failed to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement within five days following written notice of such failure by the Parent to the Company; or

     (g) (i) the Board of Directors of the Company or any committee thereof shall have (A) withdrawn or modified in a manner adverse to the Parent or the Purchaser its approval or recommendation of the Offer, the Merger, the Merger Agreement or the Stockholders' Agreement or (B) approved or recommended any Acquisition Proposal, (ii) the Company shall have entered into, or publicly announced its intention to enter into, any agreement with respect to any Acquisition Proposal or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing; or

     (h) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall have been breached or not be true and correct in any respect or any such representations and warranties that are not so qualified shall have been breached or not be true and correct in any material respect, in each case at the date of the Merger Agreement (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be true and correct as of such other date); or

     (i) except as to matters which are attributable to the announcement or performance of the Merger Agreement and the transactions contemplated thereby, any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to having or resulting in a Material Adverse Effect shall have been breached or not be true and correct in any respect or any such representations and warranties that are not so qualified shall have been breached or not be true and correct and the effect of such breach or failure to be true or correct shall be that the matter shall have a Material Adverse Effect, in each case at the scheduled or extended expiration of the Offer (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be true and correct as of such other date); or

     (j) the Merger Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of the Parent and the Purchaser (and the other affiliates of the Parent) and may be asserted by the Parent and the Purchaser (and the other affiliates of the Parent) regardless of the circumstances giving rise to any such condition and may be waived by the Parent or the Purchaser, in whole or in part, at any time and from time to time, in their sole discretion. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

14.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     General. Based on a review of publicly available Commission filings by the Company and other publicly available information concerning the Company and representations of the Company in the Merger Agreement, except as described below, neither the Parent nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein.

     Except as described in this Section 14, neither the Parent nor the Purchaser is aware of any other material filing, approval or other action by any federal or state governmental or administrative authority that would be required for the acquisition of Shares by the Purchaser as contemplated herein. Should any such other approval or action be required, it is currently contemplated that such approval or other action would be sought. Except as described below under "Antitrust", there is, however, no present intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such other approval or action. There can be no assurance that any such other approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Purchaser's or the Company's business in the event that such other approvals were not obtained or such other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 14. See
Section 13.

     Antitrust. Under the HSR Act and the rules promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 2.

     On October 22, 1998, the Parent filed with the Antitrust Division and the FTC a Premerger Notification and Report Form, in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., Eastern time, on November 6, 1998, unless such waiting period is earlier terminated by the FTC or the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period.

     Pursuant to the HSR Act, the Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from the Parent, the waiting period would expire at 11:59 p.m., Eastern time, on the tenth calendar day after the date of substantial compliance by the Parent with such request. Thereafter, the waiting period could be extended again only by court order or with the consent of the Parent.

     If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, at the discretion of the Parent, subject to the terms and conditions of the Merger Agreement, be extended and, in any event, the purchase of and payment for Shares will be deferred until the applicable waiting period expires or is terminated. Unless the Offer is extended, any extension of the waiting period will not give rise to any additional withdrawal rights. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period applicable to the Offer.

     The FTC and the Antitrust Division as well as state antitrust enforcement agencies frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, any such agency could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or the Merger or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of the Parent, the Company or their respective subsidiaries. Private parties may also bring legal action under federal and state antitrust laws under certain circumstances. If any such action by the FTC, the Antitrust Division or certain other persons should be instituted or pending, the Parent may extend, terminate or amend the Offer. See Section 13. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or if such challenge is made that the result will be favorable.

     Based upon an examination of information available to it relating to the businesses in which the Parent and its subsidiaries and the Company and its subsidiaries are engaged, the Parent and the Purchaser believe that consummation of the Offer and the Merger will not violate the antitrust laws.

     The Purchaser will not accept for payment any Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied.

     State Takeover Statutes. Section 203 of the Delaware Law prohibits business combination transactions involving a Delaware corporation (such as the Company) and an "interested stockholder" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the date such person became an interested stockholder, unless special requirements are met or certain exceptions apply, including that prior to such date the board of directors of the subject corporation approved either the business combination or the transaction which resulted in such person being an interested stockholder. In the Merger Agreement, the Company has represented that the provisions of Section 203 are not applicable to the Offer or the Merger or the transactions contemplated by the Stockholders' Agreement.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not necessarily complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 13.

15.  DIVIDENDS AND DISTRIBUTIONS

     If, on or after October 21, 1998, the Company should declare or pay any dividend or other distribution (including, without limitation, the issuance of additional Shares pursuant to stock dividend or stock split or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date occurring prior to the transfer to the name of the Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights described in Section 13, (i) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced in the amount of any such cash dividend or distribution, and (ii) the whole of any non-cash dividend or distribution (including, without limitation, additional Shares or rights as aforesaid) will be required to be remitted promptly and transferred by each tendering stockholder to the Depositary for the account of the Purchaser accompanied by appropriate documentation of transfer and pending such remittance or appropriate assurance thereof, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right, and may withhold the entire purchase price or deduct from the purchase price the amount of value of such non-cash dividend, distribution or right, as determined by the Purchaser in its sole discretion.

     If, on or after October 21, 1998, the Company should split the Shares or combine or otherwise change the Shares or its capitalization, then, without prejudice to the Purchaser's rights described in Section 13, appropriate adjustments to reflect such split, combination or change may be made by the Purchaser in the purchase price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

16.  FEES AND EXPENSES

     The Purchaser has retained Kissel-Blake to act as the Information Agent and BankBoston, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer material to beneficial owners. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for its services and will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under U.S. federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Information Agent). Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

17.  MISCELLANEOUS

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     The Purchaser has filed with the Commission a Schedule 14D-1 together with exhibits, pursuant to Rule 14d-3 promulgated by the Commission under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to information about the Company in Section 7 (except that such statement and amendments may not be available in the regional offices of the Commission).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PARENT OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED.

                                          LIGHTHOUSE WESTON CORP.

October 27, 1998

                                   SCHEDULE I

           MEMBERS OF THE BOARDS OF DIRECTORS AND EXECUTIVE OFFICERS
                        OF THE PARENT AND THE PURCHASER

1.  THE PARENT

     The name, business address, position with the Parent, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Parent, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth below. Unless otherwise indicated, each occupation set forth refers to the Parent, each individual is a United States citizen and each individual's business address is 45 William Street, Wellesley, Massachusetts 02481. No director or executive officer of the Parent beneficially owns any Shares (or rights to acquire Shares).

                     NAME                                    POSITION WITH THE PARENT
                     ----                                    ------------------------
John M. Kucharski..............................  Chief Executive Officer and Director
Gregory L. Summe...............................  President, Chief Operating Officer and Director
John F. Alexander, II..........................  Senior Vice President and Chief Financial
                                                 Officer
Murray Gross...................................  Senior Vice President, General Counsel and Clerk
Angelo D. Castellana...........................  Senior Vice President
Richard F. Walsh...............................  Senior Vice President of Human Resources
Robert A. Barrett..............................  Vice President
Stephen DeFalco................................  Vice President of Strategic Planning and
                                                 Business Development
Hansford T. Johnson............................  Vice President
Rabbe I. Klemets...............................  Vice President
Deborah S. Lorenz..............................  Vice President, Investor Relations/Corporate
                                                 Communications
Daniel T. Heaney...............................  Treasurer
Gregory Perry..................................  Controller
Tamara J. Erickson.............................  Director
John B. Gray...................................  Director
Kent F. Hansen.................................  Director
John F. Keane..................................  Director
Nicholas A. Lopardo............................  Director
Great E. Marshall..............................  Director
Michael C. Ruettgers...........................  Director
John Larkin Thompson...........................  Director
G. Robert Tod..................................  Director

     Mr. Kucharski serves as Chairman of the Board and Chief Executive Officer of the Parent, positions which he has held since 1988. He is also a Director of Nashua Corporation, a publicly-traded marketer of specialty imaging products and services, New England Electric System, a public utility holding company, and State Street Boston Corporation.

     Mr. Summe joined the Parent in 1998 as President and Chief Operating Officer. Prior to 1998, Mr. Summe served in a variety of positions at Allied Signal, Inc., ("Allied Signal"), an advance technology and manufacturing company, including President of the Automotive Products Group from 1997 to 1998, President of the Aerospace Engines Group from 1995 to 1997 and President of the General Aviation Avionics Group from 1993 to 1995.

     Mr. Alexander serves as Senior Vice President and Chief Financial Officer of the Parent, positions he has held since 1996. From 1991 to 1996, Mr. Alexander served as corporate controller to the Parent, a title which he retained when he was promoted to Vice President in 1995.

     Mr. Gross serves as Senior Vice President of the Parent, a position he has held since 1996 and as General Counsel and Clerk of the Parent, positions he has held since 1990.

     Mr. Castellana serves as Senior Vice President of the Parent, serving as principal executive in the Office of the Chief Operating Officer, a position he has held since 1997. From 1991 to 1997, he served as a Vice President of the Parent.

     Mr. Walsh serves as Senior Vice President of Human Resources of the Parent, a position he has held since July 1998. From 1989 to 1998, he served as Senior Vice President of Human Resources of ABB Inc., an international engineering company.

     Mr. Barrett serves as Vice President of the Parent and President of EG&G Engineered Products, positions he has held since January 1997 and May 1998, respectively. From 1990 to 1997, he served as President and General Manager of EG&G Pressure Sciences, Inc.

     Mr. DeFalco serves as Vice President of Strategic Planning and Business Development of the Parent, a position he has held since September 1998. From 1997 to 1998, he served as Vice President of Strategic Planning for Carrier Corporation, a manufacturer of heating, refrigeration and ventilation equipment. Prior to 1997, he served as Director of Strategic Planning for United Technologies, a provider of high technology products and support services, from 1996 to 1997 and as Senior Engagement Manager for McKinsey & Co, a consulting company, from 1988 to 1996.

     Mr. Johnson serves as Vice President of the Parent and President of the Technical Services Strategic Business Unit of the Parent, positions he has held since 1998. Prior to 1998, he served as Chief Operating Officer of the Credit Union National Association from 1997 to 1998, as Chairman, President and Chief Executive Officer of the Greater Kelly Development Corporation from 1995 to 1997, and as Vice Chairman of the Board of Directors of USAA Capital Corporation from 1993 to 1995.

     Mr. Klemets is Vice President of the Parent and President of EG&G Life Sciences, positions he has held since May 1998. From 1991 to 1998, he served as Managing Director of Wallace Oy, a subsidiary of the Parent. Mr. Klemets is a citizen of Finland.

     Ms. Lorenz is Vice President responsible for Investor Relations and Corporate Communications, a position she has held since 1990.

     Mr. Heaney serves as Treasurer of the Parent, a position which he has held since 1995. Prior to 1995, he served as Director of Economic Value Added Implementation of the Parent from 1994 to 1995 and Controller of Technical Services Group of the Parent from 1990 to 1994.

     Mr. Perry serves as Controller of the Parent, a position which he has held since September 1998. From 1997 to 1998, he served as Chief Financial Officer of Allied Signal's Automotive Products Group and as Chief Financial Officer of Allied Signal's Fram and Autolite Units. Prior to 1997, he served as Vice President, Finance of GE Medical Systems Europe from 1994 to 1997, and served as Manager in charge of Business Development for GE Motors from 1991 to 1994.

     Ms. Erickson has acted as an independent management consultant since 1997. From 1996 to 1997, she served as Managing Director of P.A. Consulting Group, a management and technology consulting company. From 1977 to 1996 she served as a Senior Vice President of Arthur D. Little, Inc., a consulting company. She is also a Director of Allergan, Inc. a maker of eyecare and skin care products. Her address is 886 Carlisle Street, Carlisle, MA 01741.

     Mr. Gray most recently served as President of Dennison Manufacturing Company, a manufacturer of office products, a position he held from 1986 until his retirement in 1991. He also serves as a Director of the Liberty Mutual Insurance Companies, Liberty Financial Co., the Stackpole Corporation, the New England

Shelter for Homeless Veterans and Executive Service Corps of New England. His principal business address is 888 Worcester Street, Wellesley, MA 02482.

     Dr. Hansen serves as a Professor of Nuclear Engineering at the Massachusetts Institute of Technology, a position he has held since 1961. His principal business address is MIT Energy Lab (E-40-391), 1 Amherst Street, Cambridge, MA 02139.

     Mr. Keane serves as President and Chief Executive Officer of Keane Inc., a computer software corporation, a position he has held since 1965. He is a also a member of the Board of Directors of the Center for Quality Management. His principal business address is Ten City Square, Charlestown, MA 02129.

     Mr. Lopardo serves as Chairman and Chief Executive Officer of State Street Global Advisors, an investment management group. He has held both of these positions since 1988. His principal business address is Two International Place, Boston, MA 02110.

     Ms. Marshall serves as Principal and Founder of The Marshall Plan, a financial investment company, positions she has held since its founding in 1988. Her principal business address is 747 Main Street, Suite 121, Concord, MA 01742.

     Mr. Ruettgers serves as President and Chief Executive Officer and Director of EMC Corporation, an information retrieval and storage company, a position he has held since 1992. His principal business address is 35 Parkwood Drive, Hopkinton, MA 01798.

     Mr. Thompson is of Counsel to Nutter, McClennen & Fish, a Boston, Massachusetts law firm, a position he has held since 1992. His principal business address is One International Place, Boston, MA 02110-2699.

     Mr. Tod most recently served as President and Chief Operating Officer and Director of the CML Group, Inc., a publicly held specialty marketing company, a position he has held since 1969. His principal address is P.O. Box 860, Wolfeboro, NH 03894.

2.  THE PURCHASER

     The name, business address, position with the Purchaser, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth below. Unless otherwise indicated, each occupation set forth refers to the Parent, each individual is a United States citizen and each individual's business address is 45 William Street, Wellesley, Massachusetts 02481. No director or executive officer of the Purchaser beneficially owns any Shares (or rights to acquire Shares).

NAME                                                            POSITION WITH THE PURCHASER
----                                                            ---------------------------
John F. Alexander, II....................................                Director
Angelo D. Castellana.....................................                President
Daniel T. Heaney.........................................                Treasurer
Philip Ayers.............................................                Secretary

     Mr. Ayers serves as Assistant General Counsel of the Parent, a position he has held since 1995. From 1993 to 1995, he served as Managing Attorney for the Parent.

     See Section 1 of this Schedule I for information concerning Messrs. Alexander, Castellana and Heaney.

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

                      (This page intentionally left blank)

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                                BANKBOSTON, N.A.

                                    By Hand:

                                     STARS
                SECURITIES TRANSFER AND REPORTING SERVICES, INC.
                           c/o Boston EquiServe L.P.
                               One Exchange Plaza
                             55 Broadway, 3rd Floor
                               New York, NY 10006

           By Mail:               By Facsimile Transmission:          Overnight Courier:
        BANK OF BOSTON                  (781) 575-2232                  BANK OF BOSTON
   Corporate Reorganization             (781) 575-2233          Attn: Corporate Reorganization
         P.O. Box 8029                                                 150 Royall Street
     Boston, MA 02266-8029                                             Canton, MA 02021

                              Confirm by Telephone

                                 (800) 730-4001

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent at its address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             [KISSEL BLAKE LOGO]
                               110 Wall Street
                           New York, New York 10005
                Banks and Brokers, Please Call: (212) 344-6733
                  ALL OTHERS CALL TOLL-FREE: (800) 554-7733